Exhibit 10.2
December 2019

Dear Marco Dolci,

We are happy to confirm your new role as SVP Global Operations & Global Research and Development.

Effective January 1, 2020, your gross annual base salary is Euro 500,000 and your target variable compensation will be 60% of the weighted average of your annual base salary during the year.

In addition, we can confirm that, on March 2020, we will recommend to the Compensation Committee of the Board of Directors a grant of an equity awards in line with the equity vehicles that will be used for all members of the LivaNova leadership team with a grant-date cost equal to USD 1,000,000.

The grant of any of the awards under the Plan as described in this letter is, of course, always subject to the discretion of the Compensation Committee, and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee. The Compensation Committee may decide not to grant awards as described in this letter.

Grant and vesting of any of the awards is conditional on your continued employment with the Company and vesting will cease upon you ceasing to be employed by the Company. All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the particular award is granted.

Best regards,

Human Resources

Cc: Damien McDonald